Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT, as amended and restated (this “Agreement”), is entered into on May 1, 2019, by and between Tectonic Financial, Inc. (“Parent”), T Bancshares, Inc. (the “Company”), and T Bank, N.A. (the “Bank,” and collectively Parent, the Company and the Bank being, the “Employers”), and Patrick Howard, a resident of Texas (the “Executive”).

WHEREAS, Parent and Tectonic Holdings, LLC, a Texas limited liability company, entered into that certain Amended and Restated Agreement and Plan of Merger on March 28, 2019 (the “Merger Agreement”);

WHEREAS, the parties desire to enter into this Agreement effective as of the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”);

WHEREAS, Parent is the direct or indirect parent of the Company and the Bank;

WHEREAS, Parent desires to continue to employ the Executive as President and Chief Operating Officer and each of the Company and the Bank desire to continue to employ the Executive as President, Chief Executive Officer and Chief Operating Officer pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, each of the Employers desire to be assured that the unique and expert services of the Executive will be substantially available to each of them, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth, and that the Executive will perform all duties which, consistent with his position, the Board of Directors of each of the Employers (as applicable, each such Board of Directors being, the “Board”) delegates to the Executive;

WHEREAS, each of Employers desire to be assured that each of their confidential information and goodwill will be preserved for the exclusive benefit of each of the Employers; and

WHEREAS, the Employers and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, each of the Employers and the Executive agree as follows:

A.  DURATION

1.          This Agreement shall have an initial term commencing on the Effective Date and expiring on May 14, 2021 (the “Initial Term”); provided, however, that the Initial Term shall be automatically extended for successive periods of one (1) year on a continuing basis unless either the Executive or the Parent Board shall give written notice not to so extend at least ninety (90) days prior to the end of the Initial Term or any renewal period (the “Term”).  Subject to the provisions contained in Sections F, G, and H, either the Parent Board or the Executive may terminate this Agreement by sending written notice of such termination at least thirty (30) days prior to the termination date.  Both parties acknowledge and agree that, in the event this Agreement is terminated by either party, the provisions of Paragraphs 9 through 18, 22, 23, 24, 27, 28, 32, and 35 through 44 will survive the termination of this Agreement.

B.  COMPENSATION

2.          All payments of salary and other compensation to the Executive shall be payable by the Bank in accordance with the Bank’s ordinary payroll and other policies and procedures.

a.          Base Salary.  For all services rendered by the Executive under this Agreement, the Executive shall be paid a base salary of $252,500.00 Dollars per annum, payable in equal installments in accordance with the Bank’s normal payroll practices (the “Base Salary”), subject to (i) any increases authorized by the Parent Board or (ii) otherwise agreed to by the Parent Board and the Executive.  The amount of the Base Salary may be reviewed at any time and from time to time by the Parent Board and shall be reviewed at least annually, but shall not be reduced.

b.          Annual Bonus Payment.  For each calendar year during the Term, the Executive shall be eligible for a performance-based bonus, measured against the criteria the Parent Board shall agree upon and set forth from time to time.  To the extent the performance criteria are satisfied, such bonus will be considered earned as of December 31 of the calendar year to which the bonus is attributable, and will be paid by the Bank in a lump sum no later than February 15th of the calendar year that immediately follows the calendar year to which the bonus is attributable.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such performance-based bonuses.

3.          The Bank and the Executive acknowledge and agree that, subject to the provisions of Paragraph 4 of this Agreement, the Executive shall be entitled to receive employee and dependent health insurance, dental insurance, sick leave and vacation, and any additional benefits provided to all Bank employees and/or executives all in accordance with the Bank’s employment policies and plans.

4.          The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Bank incident to the Executive’s employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents; provided, however, that the Executive may during the Term designate a beneficiary to 50% of the bank owned life insurance policy providing coverage relating to the Executive to the extent that such policy and/or the proceeds therefrom are not pledged or otherwise required to be paid to a lender of any of the Employers.

C.  RESPONSIBILITIES

5.          The Executive acknowledges and agrees that he shall be employed as President and Chief Operating Officer of each of the Employers and also as Chief Executive Officer of the Company and the Bank, and that he will report to the Parent Board.  The Executive covenants and agrees that he will faithfully devote his best efforts and his primary focus to his positions with the each of the Employers.

6.          The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his positions are wholly within the discretion of the Parent Board, and may be modified, or new duties and responsibilities imposed by the Parent Board at any time, without the approval or consent of the Executive.  However, these new duties and responsibilities may not constitute immoral or unlawful acts.  In addition, the new duties and responsibilities must be generally consistent with the Executive’s role as President and Chief Operating Officer of each of the Employers and also as Chief Executive Officer of the Company and the Bank.

7.          The Executive acknowledges and agrees that, during the Term of this Agreement, he has a fiduciary duty to each of the Employers and its subsidiaries and that he will not engage in any activity during the Term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of any of the Employers, its subsidiaries, its employees, or their Boards.  Notwithstanding the foregoing, the Executive may (A) serve on corporate boards, provided the Executives receives prior written permission from the Parent Board; (B) serve on civic, children sports organization or charitable boards without remuneration therefor; (C) participate in charitable, civic, educational, professional, community or industry affairs; and (D) manage personal investments (provided such management does not materially interfere with the performance of his duties under this Agreement).

8.          The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with any of the Employers at any time during the existence of the employment relationship between the Employers and the Executive, and the Executive will not on his own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Employer-related responsibilities required by the Executive’s position with the Employers, other than as an employee of the Employers pursuant to this Agreement or as specifically approved by the Parent Board.

D.  NONINTERFERENCE

9.          In his position of employment, the Executive will continue to be provided with certain of the Employers’ confidential information and trade secrets (hereafter “Proprietary Information”) pertaining to, or arising from, the business of the Employers, and its affiliates (if any), upon execution of this Agreement and for the duration of the Executive’s employment with the Employers.  The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Employers’ business and that the Employers would suffer irreparable injury if this information were publicly disclosed, or used for purposes other than on behalf of the Employers.  Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of his employment, any and all Proprietary Information that the Executive acquires, or to which the Executive has access, during employment by the Employers, that has not been publicly disclosed by the Employers.  The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any financial information, processes policies, procedures, pricing, plans, devices, compilations of information, technical data, mailing lists, methods of distributing, names of suppliers, and customers, arrangements entered into with suppliers, vendors, and customers, marketing strategies, and other trade secrets of the Employers.

10.          During the Executive’s employment with any of the Employers and for a period of twenty-four (24) months after his termination of employment from all Employers for any reason (regardless of when such termination occurs), the Executive shall not engage in the following acts of “solicitation”:

a.          directly or indirectly, whether as an individual for the Executive’s own account, or on behalf of any other person, firm, corporation, partnership, joint venture or entity whatsoever, solicit, hire or endeavor to entice away from the Employers any employee who is employed by the Employers;

b.          directly or indirectly through any other individual or entity, solicit, entice, persuade or induce any individual or entity to terminate, reduce or refrain from forming, renewing or extending its relationship, whether actual or prospective, with the Employers; or

c.          directly or indirectly through any other individual or entity, solicit, entice, persuade or induce any individual or business that was a customer of the Employers during the term of the Executive’s employment with any of the Employers to do business with any individual or entity with respect to matters that any of the Employers did business or was attempting to do with such customer either during the term of the Executive’s employment with the Employers or during the term of this solicitation prohibition.

The restrictions contained in Subsections (b and c) hereof are limited to customers, clients, or patrons of the Employers with whom the Executive has done business, performed services for or on behalf of within the 12-month period preceding the Executive’s termination of employment with the respective Employer or about whom the Executive has Proprietary Information.  Nothing in this Paragraph 10 will prevent the Executive from calling upon or soliciting those employees, customers or other persons having business relationships with the Employers to do business with the Executive in any business of the Executive not related to banking, investment, fiduciary, or financial services offered by any of the Employers during the term of this Agreement.

11.          The Executive expressly represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of any of the Employers or with the Executive’s duties as an employee of the Employers.

12.          The Executive acknowledges and agrees that in exchange for the execution of this Agreement, the Severance Payment, and agreement to the provisions of this Section D, the Executive will receive substantial, valuable consideration including confidential trade secret and Proprietary Information relating to the identity and special needs of each of the Employer’s current and prospective customers, the Employers’ current and prospective services, the Employers’ business projections and market studies, the Employers’ business plans and strategies, the Employers’ studies and information concerning special services unique to the respective Employers and that in the absence of the Executive’s agreements herein, he would not have had access to such unique and valuable consideration.  The Executive further acknowledges and agrees that his agreements in this Section D are a material inducement to each of the Employer’s agreement to enter into and continue this relationship.  The Executive acknowledges and agrees that these items collectively constitute fair and adequate consideration for the execution of the noninterference agreement set forth above.

13.          In consideration for the above-recited valuable consideration, and as a material inducement for the Employers’ agreements herein, including each of the Employer’s promises to furnish the Executive with access to its Proprietary Information, the Executive understands and agrees that from the Effective Date of this Agreement and continuing thereafter until a date that is the earlier to occur of (i) twenty-four (24) months after the termination of the Executive’s employment with all of the Employers for any reason, or (ii) the end of the Initial Term or Term, as applicable, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity:

a.          serve, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, with an insured depository institution, finance company, investment advisor company, or other entity engaged in the same business as or a business substantially similar to that of the Employers or an affiliate thereof that has a location within the Dallas-Fort Worth metropolitan statistical area, as defined by the US Office of Management & Budget (the “Territory”);

b.          contact, solicit, or seek to divert the business or patronage of any person, association, corporation or other business organization or entity with whom the Executive is familiar because of his employment with the Employers and/or about whom the Executive has learned Proprietary Information during his/her employment with each of the Employers, and that it is agreed that doing business with such customers from remote locations, telephonically, electronically or otherwise is deemed to violate the geographic restrictions hereof; provided, however, that nothing in this subsection will prevent the Executive from calling upon or soliciting those customers or other persons having business relationships with the Employers to do business with the Executive in any business of the Executive not related to banking, investment, or financial services offered by the Employers during the term of this Agreement.  It is the desire of each of the Employers and the Executive that these restrictions be enforced to the fullest extent allowed by law.

c.          The foregoing covenants shall not be deemed to prohibit the Executive from acquiring an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed one percent (1%) of the total number of shares outstanding of that depository institution, and/or invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions.

14.          It is hereby further agreed by the Employers and the Executive that if the non-solicitation covenants contained in this Section D should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction despite those modifications outlined above, then the parties shall consider this Agreement to be amended and modified in that particular area or jurisdiction so as to eliminate therefrom any part of or the entire covenant that the particular area or jurisdiction finds void or otherwise unenforceable, but as to all other areas and jurisdictions covered by this Agreement, the non-solicitation covenants contained herein shall remain in full force and effect as originally written.

15.          Intentionally omitted.

E.  REMEDIES

16.          In the event that the Executive violates any of the provisions set forth in this Agreement relating to Noninterference, the Executive acknowledges and agrees that each of the Employers may suffer immediate and irreparable harm.  Consequently, the Executive acknowledges and agrees that the Employers shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation, without regard to the application of Section D of this Agreement and that if the Executive is receiving payments pursuant to either Sections G or H of this Agreement, the Employers may after a court or arbitrator determines that a violation occurred, terminate such payments without limiting its right to specific performance, injunctive relief, or any other category of relief or damages.  The Executive agrees to repay any payments made pursuant to either Sections G (less that portion prorated from the date of payment to the date of violation) or H of this Agreement from the date of violation determined by a court or arbitrator.  The Executive further agrees that the restrictive period of each covenant determined to be violated shall be extended by a period of time equal to the period of violation by the Executive, as determined by a court or arbitrator.

F.  TERMINATION

17.          The Executive acknowledges and agrees that the Parent Board reserves the right to terminate this Agreement, for any reason, by providing the Executive with thirty (30) days’ written notice of the termination, delivered in person, or by certified U.S. mail to the Executive’s last known address reflected in the Bank’s personnel records.  Such notice shall be effective upon personal delivery or three days after mailing by certified U.S. mail.  However, if this Agreement is terminated at the Parent Board’s insistence without Cause (as defined in this Agreement), or the Executive terminates his employment for Good Reason, the Employer covenants and agrees to provide the Executive with the Severance Payment set forth in Section H of this Agreement.

18.          The Executive acknowledges and agrees that the Parent Board may terminate this Agreement at any time, without notice, for Cause.  The term “Cause” means the occurrence of any of the following:

a.          a material violation by the Executive of any material provision of this Agreement or his employment and the Executive fails to cure, if able to be cured, such violation within thirty (30) days after written notice from the Parent Board;

b.          The Executive engages in conduct that constitutes gross negligence or gross misconduct in carrying out the Executive’s duties with respect to the Executive’s employment including indecency, immorality, gross insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;

c.          The Executive is convicted of, or pleads guilty or nolo contendere to, a felony or to a crime involving moral turpitude;

d.          any act by the Executive  involving dishonesty relating to the business of the Employers that adversely and significantly affects the business of any of the Employers;

e.          a material breach by the Executive of any of the Employers’ written code of ethics or any other material written policy or regulation of the Employers governing the conduct of its employees or contractors (which breach, if able to be cured, remains uncured or continues or recurs thirty (30) days after written notice from the Parent Board);

f.          The Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over any of the Employers or is in any way suspended or prohibited from participation in any government enhanced lending program by the applicable government agency.

Notwithstanding anything in this Section 18 a-f to the contrary, no such event or condition shall constitute Cause unless (x) within ninety (90) days from the Parent Board first acquiring actual knowledge of the existence of the Cause condition, the Parent Board provides the Executive written notice of its intention to terminate the Executive’s employment for Cause and the specific facts giving rise to such termination; (y) such grounds for termination are not corrected by the Executive within thirty (30) days of the Executive’s actual receipt of such notice; and (z) the Parent Board terminates the Executive’s employment with the Employers immediately following the expiration of such thirty-day (30) period.  For purposes of this Section, any attempt by the Executive to correct a stated Cause condition shall not be deemed an admission by the Executive that the Parent Board’s assertion of Cause is valid.

If during his employment, the Executive is terminated for Cause or resigns his employment for any reason other than for Good Reason (as defined below), the Executive will be entitled only to receive Base Salary through the date of such termination, pay in lieu of any unused vacation in accordance with the Bank’s normal practice, and, at the Executive’s expense, any health benefits to which the Bank is required by law to provide and the Executive is entitled under the terms of the Bank’s employee benefit plans and programs (“Standard Termination Payments”).

19.          The Employers acknowledges and agrees that the Executive reserves the right to terminate this Agreement at any time, for any reason, with or without Good Reason, by providing thirty (30) days written notice, by personal delivery or certified U.S. mail, to the Parent Board at its principal business address of the Executive’s intention to terminate this Agreement.  Such notice shall be effective upon personal delivery or three days after mailing by certified U.S. mail.  In the event of such termination, the Executive will be entitled to receive the Standard Termination Payments.

20.          The Executive acknowledges and agrees that in the event of the Executive’s death, this Agreement will terminate immediately, without notice, on the date of the Executive’s death.  The Executive acknowledges and agrees that, in the event of his death, the Bank will pay to the Executive’s estate the Standard Termination Payments.

21.          The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive’s disability insurance after which disability payments will begin.  In the event of such termination, the Executive will be entitled to receive the Standard Termination Payments.

22.          The Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of the Parent Board, the Executive will return to the Employers within seventy-two (72) hours of the time when notice of termination is communicated by either party, or sooner if requested by the Parent Board or any Employer, any Proprietary Information in his possession, custody or control, and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer’s orders, records, cards or notes acquired, compiled or coming into the Executive’s knowledge, possession or control in connection with his activities as an employee of the Employers, as well as all machines, parts, equipment or other materials received from the Employers or from any of its customers, agents or suppliers, in connection with such activities.

G.  CHANGE IN CONTROL

23.          The parties acknowledge that the Executive has agreed to assume the position of President and Chief Operating Officer of each of the Employers and also the position of Chief Executive Officer of the Company and the Bank and to enter into this Agreement based on his confidence in the current owners of the Employers and the direction of the Employers provided by the current Parent Board.  In the event of a Change in Control, the Employers agree and acknowledge that the Executive (or his beneficiaries, if applicable) shall have the right to receive a cash lump sum payment equal to 2.99 times his Base Amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”), paid by the Bank within thirty (30) days upon a Change in Control or under such other terms as may be mutually agreed.  In the event that the Executive is also entitled to any payment under Section H of this Agreement, payment under this Section G shall be offset by such amount.  As a condition of his right to receive the payment described in this Section G, the Executive acknowledges and agrees that he will execute, and will not revoke, and deliver a general release and waiver of claims in a form provided by the Bank (for the benefit of the Employers) at the time of termination.

24.          Notwithstanding any provision of this Agreement to the contrary, the Employers shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Parent Board determines that the payment of such benefit, when aggregated with payments the Executive receives under other agreements, would be prohibited by 12 C.F.R. Part 359 or any other regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Employers or its affiliates, or to the extent any benefit would be a non-deductible excess parachute payment under Section 280G of the Code, or create an excise tax under the excess parachute rules of Sections 280G and 4999 of the Code.  To the extent possible, the Parent Board shall require the Bank to reduce the benefit paid under this Agreement to the maximum benefit so as to not create a non-deductible excess parachute payment under Section 280G of the Code or trigger an excise tax under Section 280G of the Code.  Any such reduction of payments and benefits pursuant to this Section 24, if applicable, shall be made by reducing payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided  (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by Parent (the “280G Firm”).  In performing such determination, and for the purpose of assessing whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Parent Board may retain the services of an independent valuation expert.

25.          As used in this Agreement, a “Change in Control” shall be deemed to have occurred in the following instances:

a.          One or more of the Employers are merged or consolidated with another entity and, as a result of such merger or consolidation, less than fifty percent (50%) of the outstanding voting securities (on a fully diluted basis) of the surviving or resulting entity are owned in the aggregate by the former shareholders of Parent; and

b.          Parent sells all or substantially all of its assets to another entity.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if (y) as a result of an initial public offering of the capital stock of any of the Employers or (z) any of the Employers are combined or merged under one holding company or an internal reorganization.

Furthermore, notwithstanding anything contained herein to the contrary, if the Executive’s employment is terminated and he reasonably demonstrates that such termination was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change in Control, or such termination otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes hereof, a Change in Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his employment.

26.          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one (1) or more of the following:

a.          a material diminution in the Executive’s position, duties, responsibilities, or reporting requirements from those held and/or assigned to the Executive, or the assignment of duties materially inconsistent with the Executive’s position or status with the Employers; however, removal from or failure to be re-nominated for a Parent Board position will not constitute a material diminution in the Executive’s position, duties, responsibilities;

b.          a material reduction in the Executive’s annual base salary or benefits, other than with the consent of the Executive or any across-the-board reduction of cash compensation or benefits applicable to all senior executives of Parent or the Bank;

c.          any of the Employers requiring that the Executive be based at any office or location that is located more than twenty-five (25) miles outside of the city limits of Dallas, Texas;

d.          a material breach by any of the Employers of its obligations under this Agreement or any equity award agreement with the Executive; or

e.          the occurrence of a Change of Control.

No event or condition described in this Section 26 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 26, the Executive provides the Parent Board written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the specific grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Parent Board within thirty (30) days of the Parent Board’s receipt of such notice; and (z) the Executive terminates the Executive’s employment with the Employers immediately following expiration of such thirty-day (30) period.  For purposes of this Section 26, any attempt by the Parent Board to correct a stated Good Reason shall not be deemed an admission by the Parent Board that the Executive’s assertion of Good reason is valid.

H.  SEVERANCE

27.          The Executive and the Employers acknowledge and agree that, if, and only if, the Parent Board terminates the Executive’s employment at any time for any reason other than for Cause, or the Executive terminates his employment for Good Reason, the Executive shall be entitled to (A) the Standard Termination Payments, (B) any health benefits to which the Executive is receiving from the Bank immediately prior to such termination at the same expense as other employees for such selected employee benefit plans and programs for a period of twenty four (24) months (unless otherwise covered by another plan), and (C) the Severance Payment to be paid in twenty-four (24) equal monthly installments (the “Severance Term”); provided, that the Executive executes, and does not revoke, and timely delivers a general release and waiver of claims in a form provided by the Parent Board at the time of termination.  The “Severance Payment” shall be an amount of cash equal to two times the sum of (x) the Executive’s Base Salary at the time of termination, (y) the average annual bonus (excluding change of control payments) paid to the Executive with respect to each of the three (3) prior fiscal years, plus (z) a pro-rated annual bonus for the year in which the Executive’s employment terminates.  In the event that the Executive is entitled to any payment under Section G, no Severance Payment shall be due under this Section H; provided, however, the Executive shall be entitled to (A) and (B) of this Section H.

I.  SEVERABILITY

28.          The Executive acknowledges and agrees that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision.  Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

J.  WAIVER

29.          The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

K.  SUCCESSORS AND ASSIGNS

30.          The Executive acknowledges and agrees that this Agreement may be assigned by the Employers to any successor-in- interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Employers.

31.          The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only.  In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

L.  CHOICE OF LAW

32.          Both parties acknowledge and agree that the law of the State of Texas will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Employers and the Executive.

M.  MODIFICATION

33.          Both parties acknowledge and agree that this Agreement constitute the complete and entire agreement between the parties regarding the employment of the Executive; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

34.          Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed by the Executive; and (iv) is approved by a majority of the Parent Board.

N.  INDEMNIFICATION

35.          During the term of this Agreement, the Employers shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his employment by the Employers to the fullest extent permissible under the law, including, without limitation, the National Banking Act, Article 2.02-1 of the Texas Business Organization Code, each of the Employers’ Certificate of Formation and Bylaws, each of the Employers’ Articles of Association and Bylaws, and may purchase such indemnification insurance as the Parent Board may from time to time determine.

O.  ARBITRATION

36.          Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement.  Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Employers acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Section D of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this Section O.  The Executive and the Employers further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

P.  LEGAL CONSULTATION

37.          The Executive and the Employers acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

Q.  MISCELLANEOUS

38.          The Executive shall make himself available, upon the request of the Employers, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Employers, or any of the directors, officers, employees, subsidiaries, affiliates or parent corporations of either, at no additional cost during the Term of this Agreement and at any time following the termination of this Agreement.

39.          The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

40.          In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys’ fees, out-of- pocket costs, disbursements, and arbitrator’s fees relating to such arbitration or litigation.

41.          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

42.          This Agreement will not be in effect until the date this Agreement is fully executed by the Executive and the Employers.

43.          Notwithstanding anything in this Agreement or any other agreement to the contrary, the Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Employers and its affiliates that is hereafter adopted by the Parent Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

44.          This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code.  To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code.  Notwithstanding any other provision in this Agreement to the contrary, each of the Employers shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.  Further:

a.          Any reimbursement of any costs and expenses by the Bank to the Executive under this Agreement shall be made by the Bank in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive.  The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

b.          Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

c.          Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

d.          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," or like terms shall mean "separation from service."

R.  NOTICES

45.          Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

Patrick Howard
4100 Forbes Drive
Plano, Texas 75093

PARENT:

Tectonic Financial, Inc.
16200 Dallas Parkway, Suite 190
Dallas, TX 75248
Attn: Chairman of the Board

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement on the date set forth above.

TECTONIC FINANCIAL, INC.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chairman of the Board

T BANCSHARES, INC.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chairman of the Board

T BANK, N.A.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Patrick Howard
Name:	Patrick Howard

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